Filed Pursuant to Rule 424(b)(3)
Registration No. 333-165826
PROSPECTUS SUPPLEMENT NO. 1 DATED JUNE 10, 2010
(TO PROSPECTUS DATED APRIL 29, 2010)
OXiGENE, INC.
33,070,937 Shares of Common Stock
6,578,945 Series A Warrants to Purchase Common Stock
6,578,945 Series C Warrants to Purchase Common Stock
     This Prospectus Supplement No. 1 supplements and amends the Prospectus dated April 29, 2010 (the “Prospectus”), relating to the resale from time to time by holders of our shares of common stock, Series A Warrants to purchase shares of our common stock and Series C Warrants to purchase shares of our common stock. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.
     Our common stock is quoted on The Nasdaq Global Market under the symbol “OXGN.” The last reported sale price of our common stock on June 9, 2010 was $0.60 per share.
     See “Risk Factors” beginning on page 8 of the Prospectus to read about factors you should consider before buying our securities.
     Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory authority, has approved or disapproved the securities nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this prospectus supplement or the Prospectus or the documents incorporated by reference therein. Any representation to the contrary is a criminal offense.

     The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Securityholders” in the Prospectus, and, where the name of a selling securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling securityholder supercedes the information in the Prospectus. Such information has been obtained from the selling securityholders. This prospectus supplement is being filed to reflect the assignment of securities purchased in the private placement described in the Prospectus by Ramius Navigation Master Fund Ltd. to RCG PB, Ltd, and by Ramius Enterprise Master Fund Ltd to Ramius Navigation Master Fund Ltd. The percentage of shares beneficially owned prior to the offering in the table below is based on 69,664,000 shares of our common stock outstanding as of June 8, 2010. Under the terms of the warrants, a selling securityholder may not exercise the warrants to the extent (but only to the extent) such selling securityholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99%. The number of shares in the second column reflects these limitations. The number of shares in the column “Maximum Number of Shares of Common Stock and Warrants to be Sold Pursuant to this Prospectus” represents all of the shares and warrants that the selling securityholder may offer under this prospectus and does not take into account any limitations on exercise of the warrants set forth therein.

	Number of		% of	Maximum
	Shares of		Shares of	Number of Shares
	Common Stock		Common	of Common Stock		Number of		% of Shares of
	and		Stock and	and		Shares of		Common
	Warrants		Warrants	Warrants to be		Common Stock		Stock and
	Owned		Owned	Sold		or Warrants		Warrants
	Prior to		Prior to	Pursuant to this		Owned After		Owned After
Name of Selling Securityholder	Offering		Offering	Prospectus		Offering		Offering
Ramius Navigation Master Fund LTD (1)

Common Stock	3,629,854	(2)	4.9%	4,966,624	(3)	253,124	(4)	* %(4)

Series A Warrants	1,096,491		16.7%	1,096,491		0		0%
Series C Warrants	1,096,491		16.7%	1,096,491		0		0%

RCG PB, LTD (5)

Common Stock	3,629,854	(6)	4.9%	4,966,624	(7)	590,626	(8)	* %(8)

Series A Warrants	1,096,491		16.7%	1,096,491		0		0%
Series C Warrants	1,096,491		16.7%	1,096,491		0		0%

*	Less than 1%.

(1)	Ramius Enterprise Master Fund Ltd (“Ramius Enterprise”) is the sole shareholder of Ramius Navigation Master Fund Ltd (“Ramius Navigation”) and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius Navigation. Ramius Enterprise disclaims beneficial ownership of these securities. Ramius Advisors, LLC (“Ramius Advisors”) is the investment manager of Ramius Navigation and Ramius Enterprise and consequently has voting control and investment discretion over securities held by Ramius Navigation. Ramius Advisors disclaims beneficial ownership of these securities. Ramius LLC (“Ramius”) is the managing member of Ramius Advisors and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius Advisors. Ramius disclaims beneficial ownership of these securities. Cowen Group, Inc. (“Cowen”) is the managing member of Ramius and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius. Cowen disclaims beneficial ownership of these securities. RCG Holdings LLC (“RCG Holdings”) is a significant shareholder of Cowen and may be considered the beneficial owner of any securities deemed to be beneficially owned by Cowen. RCG Holdings disclaims beneficial ownership of these securities. C4S & Co., L.L.C. (“C4S”) is the managing member of RCG Holdings and may be considered the beneficial owner of any securities deemed to be beneficially owned by RCG Holdings. C4S disclaims beneficial ownership of these securities. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and may be considered beneficial owners of any securities deemed to be beneficially owned by C4S. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities.

(2)	The number of shares shown in this column reflects 3,629,854 shares beneficially owned, including 551,291 shares of common stock, up to 1,096,491 shares of common stock issuable upon exercise of the currently exercisable Series A Warrant issued in the private placement, up to 1,096,491 shares of common stock issuable upon exercise of the Series B Warrant issued in the private placement, and up to 632,457 of the 1,096,491 shares of common stock issuable upon exercise of the Series C Warrant issued in the private placement, as a result of the 4.99% beneficial ownership limitation and related warrant exercise restriction described in the Prospectus. Ramius Navigation Master Fund Ltd. also has the right to acquire, subject to the 4.99% beneficial ownership limitation noted above, up to 1,125,860 shares of common stock issuable upon exercise of the Series D Warrant issued in the private placement, and up to 253,124 shares issuable pursuant to warrants held prior to this offering. The issuance of securities in the private placement will be voted upon by our stockholders at the Annual Meeting of stockholders to be held on June 30, 2010. Assuming that the issuance of such securities is approved at the Annual Meeting, the Series B Warrants, Series C Warrants and Series D Warrants will become exercisable into common stock within 60 days of June 8, 2010. Accordingly, the shares of common stock issuable upon exercise of the Series B Warrants, Series C Warrants and Series D Warrants registered for resale pursuant to the registration statement of which the Prospectus and this prospectus supplement form a part are shown as beneficially owned by Ramius Navigation Master Fund Ltd as of June 8, 2010 for purposes of this table, subject to the 4.99% beneficial ownership limitation noted above.

(3)	The registration statement of which the Prospectus and this prospectus supplement form a part registers the resale by Ramius Navigation Master Fund Ltd of 551,291 shares of common stock, 1,096,491 shares of common stock issuable upon exercise of outstanding Series A Warrants, 1,096,491 shares of common stock issuable upon exercise of outstanding Series B Warrants, 1,096,491 shares of common stock issuable upon exercise of outstanding Series C Warrants, and 1,125,860 shares of common stock issuable upon exercise of outstanding Series D Warrants, without regard for any limitations on exercise set forth in each class of warrants.

(4)	The number of shares shown in this column assumes that (i) all of the shares of common stock issued at the closing of the private placement and still held as of June 8, 2010 (551,291), all of the shares of common stock issuable upon exercise of the Series A Warrant (1,096,491), all of the shares of common stock issuable upon exercise of the Series B Warrant (1,096,491), all of the shares of common stock issuable upon exercise of the Series C Warrant (1,096,491) and all of the shares of common stock issuable upon exercise of the Series D Warrant (1,125,860) are sold in this offering, (ii) all of the shares of common stock registered under the Prospectus become issuable, and (iii) 253,124 shares of common stock continue to be issuable pursuant to warrants held prior to this offering.

(5)	Ramius Advisors, LLC (“Ramius Advisors”) is the investment manager of RCG PB, Ltd (“RCG PB”) and consequently has voting control and investment discretion over securities held by RCG PB. Ramius Advisors disclaims beneficial ownership of these securities. Ramius LLC (“Ramius”) is the managing member of Ramius Advisors and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius Advisors. Ramius disclaims beneficial ownership of these securities. Cowen Group, Inc. (“Cowen”) is the managing member of Ramius and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius. Cowen disclaims beneficial ownership of these securities. RCG Holdings LLC (“RCG Holdings”) is a significant shareholder of Cowen and may be considered the beneficial owner of any securities deemed to be beneficially owned by Cowen. RCG Holdings disclaims beneficial ownership of these securities. C4S & Co., L.L.C. (“C4S”) is the managing member of RCG Holdings and may be considered the beneficial owner of any securities deemed to be beneficially owned by RCG Holdings. C4S disclaims beneficial ownership of these securities. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and may be considered beneficial owners of any securities deemed to be beneficially owned by C4S. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities.

(6)	The number of shares shown in this column reflects 3,629,854 shares beneficially owned, including 551,291 shares of common stock, up to 1,096,491 shares of common stock issuable upon exercise of the currently exercisable Series A Warrant issued in the private placement, up to 1,096,491 shares of common stock issuable upon exercise of the Series B Warrant issued in the private placement, and up to 294,955 of the 1,096,491 shares of common stock issuable upon exercise of the Series C Warrant issued in the private placement, as a result of the 4.99% beneficial ownership limitation and related warrant exercise restriction described in the Prospectus. RCG PB, Ltd also has the right to acquire, subject to the 4.99% beneficial ownership limitation noted above, up to 1,125,860 shares of common stock issuable upon exercise of the Series D Warrant issued in the private placement, and up to 590,626 shares issuable pursuant to warrants held prior to this offering. The issuance of securities in the private placement will be voted upon by our stockholders at the Annual Meeting of stockholders to be held on June 30, 2010. Assuming that the issuance of such securities is approved at the Annual Meeting, the Series B Warrants, Series C Warrants and Series D Warrants will become exercisable into common stock within 60 days of June 8, 2010. Accordingly, the shares of common stock issuable upon exercise of the Series B Warrants, Series C Warrants and Series D Warrants registered for resale pursuant to the registration statement of which the Prospectus and this prospectus supplement form a part are shown as beneficially owned by RCG PB, Ltd as of June 8, 2010 for purposes of this table, subject to the 4.99% beneficial ownership limitation noted above.

(7)	The registration statement of which the Prospectus and this prospectus supplement form a part registers the resale by RCG PB, Ltd of 551,291 shares of common stock, 1,096,491 shares of common stock issuable upon exercise of outstanding Series A Warrants, 1,096,491 shares of common stock issuable upon exercise of outstanding Series B Warrants, 1,096,491 shares of common stock issuable upon exercise of outstanding Series C Warrants, and 1,125,860 shares of common stock issuable upon exercise of outstanding Series D Warrants, without regard for any limitations on exercise set forth in each class of warrants.

(8)	The number of shares shown in this column assumes that (i) all of the shares of common stock issued at the closing of the private placement and still held as of June 8, 2010 (551,291), all of the shares of common stock issuable upon exercise of the Series A Warrant (1,096,491), all of the shares of common stock issuable upon exercise of the Series B Warrant (1,096,491), all of the shares of common stock issuable upon exercise of the Series C Warrant (1,096,491) and all of the shares of common stock issuable upon exercise of the Series D Warrant (1,125,860) are sold in this offering, (ii) all of the shares of common stock registered under the Prospectus become issuable, and (iii) 590,626 shares of common stock continue to be issuable pursuant to warrants held prior to this offering.
     The selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of our securities since the date on which they provided us with the information about their securities, in transactions exempt from the registration requirements of the Securities Act.